Exhibit 99.1

EDDIE BAUER REPORTS FIRST QUARTER 2009 RESULTS

SEATTLE, WA, May 14, 2009 – Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported financial performance for the first quarter ended April 4, 2009. Operating loss increased by 11.0%, or $2.8 million to $28.2 million in the quarter, primarily due to lower net merchandise sales and gross margins, which were substantially offset by increased savings in selling, general and administrative (SG&A) expenses. Loss before interest expense, income taxes, depreciation and amortization (EBITDA), excluding the impacts associated with the amendment of the Company’s senior term loan and severance charges in the first quarter, increased by $7.0 million to $19.5 million.

“The first quarter was a difficult one, as the sharp downturn in the economy took its toll on our sales. We continued to focus on cost cutting and cash flow management, which helped mitigate the impact of lower sales.” said Neil Fiske, President and Chief Executive Officer.

FIRST QUARTER HIGHLIGHTS

Revenue

Total revenues for the quarter decreased by $33.4 million to $179.8 million, compared to $213.2 million in the first quarter of 2008. Combined comparable store sales fell 11.3% when excluding the effect of Canadian exchange rates. Comparable store sales continue to be impacted by the general economic conditions and reduced consumer retail spending. Direct revenue was down 10.7%. Catalog circulation pages were down approximately 22.6% for the quarter, while catalog productivity was up approximately 11.2% on a more targeted mailing strategy.

Comp Store Sales by Channel	Q1 2009 (%)	Q1 2009(%) (excl. CDN impact)	Q1 2008 (%)
Combined (retail and outlet)	(13.7)	(11.3)	0.5
Retail	(18.4)	(14.7)	2.9
Outlet	(5.8)	(5.8)	(3.1)
Direct	(10.7)	(10.7)	0.3

Net merchandise sales, included within total revenues, decreased by $29.4 million as follows:

	Q1 2009 ($ in millions)	Q1 2008 ($ in millions)	% Change
Net Merchandise Sales	168.9	198.3	(14.8)
Retail and Outlet	112.0	134.5	(16.8)
Direct	56.9	63.7	(10.7)

The Company operated 251 retail stores and 119 outlet stores at the end of the first quarter of 2009, compared with 247 and 118 stores, respectively, in 2008.

Gross Margins

Gross margin percentage declined to 24.5% in the first quarter from 27.6% in the year-ago quarter. Gross margin dollars decreased by $13.3 million to $41.4 million in the first quarter of 2009 compared to $54.7 million in the prior year quarter. The decreased gross margin percentage primarily resulted from a lower net merchandise sales base across which to spread fixed buying and occupancy costs.

Selling, General and Administrative (SG&A)

SG&A decreased by $14.7 million (15.4%) in the first quarter of 2009 and included approximately $1.2 million in severance costs associated with the January 2009 193-person reduction in workforce and a reduction in previously recorded severance amounts.

EBITDA and Operating Loss

EBITDA is an important non-GAAP financial measure used to measure operating performance. EBITDA loss increased by $7.0 million to a $19.5 million loss for the quarter when excluding the impacts associated with the April 2009 amendment of the Company’s senior term loan and severance charges. The term loan impacts included a $10.3 million non-cash loss on the fair value of the Company’s hedge on a portion of the senior term loan interest rate. The fair value accounting adjustment of the hedge does not affect the Company’s cash flow or operating profit. “Loss before Income Tax Benefit” (shown below) is considered the comparable GAAP measure. (See the attached table, “Reconciliation of Non-GAAP Financial Measures,” for a more complete description.)

Operating loss was $28.2 million compared to $25.4 million in the year-ago period. The increased operating loss was primarily driven by lower net merchandise sales and gross margins, offset by a $14.7 million decrease in SG&A expenses as compared to the prior year quarter.

	Q1 2009 ($ in millions)	Q1 2008 ($ in millions)	$ Change
Operating Loss	(28.2)	(25.4)	(2.8)
EBITDA	(31.0)	(15.1)	(15.9)
EBITDA excluding non-recurring and non-operational items	(19.5)	(12.5)	(7.0)
Loss before Income Tax Benefit	(45.2)	(31.0)	(14.2)
Net Loss	(44.5)	(19.3)	(25.2)

Net Loss

Net loss for the first quarter increased by $25.2 million to $44.5 million, or $1.44 per share. The increased net loss was primarily attributable to two non-cash items: a non-cash $10.3 million accounting loss on the senior term loan interest rate hedge; and a lower non-cash income tax benefit of $11.0 million.

Other Financial Highlights

Inventories: Decreased to $139.0 million at 2009 first quarter end from $148.2 million a year earlier, a decrease of $9.2 million or 6.2% or 8.9% on a per store basis.

Senior Term Loan: Principal amounts owed under the senior term loan decreased to $187.8 million at 2009 first quarter end from $194.5 million a year earlier, a reduction of $6.7 million. Reductions to the outstanding balance included $16.3 million of mandatory and excess cash flow payments, offset by a principal balance increase of $9.6 million in non-cash payment-in-kind fees resulting from the first quarter 2009 amendment. The senior term loan is recorded at $166.5 million on the Company’s balance sheet, which is net of a $21.3 million discount to reflect the fair value of the amended loan and common stock warrants to be issued to the lenders. A deferred cash amendment fee of $3.8 million is due on November 30, 2009.

Short Term Borrowings: Our $150 million revolving line of credit increased to $31.9 million at the end of the first quarter of 2009 from $9.3 million at first quarter end 2008, an increase of $22.6 million primarily due to a $14.7 million mandatory excess cash flow payment to the term loan and the timing of funds clearing for future period expenses during the quarter as compared to the prior year.

Convertible Notes: Principal amounts owed under the convertible notes remained unchanged at $75 million. The Company was required to adopt a new accounting policy in the first quarter which required that the notes be split between the fair value of the debt without conversion features, with the residual carrying amount recorded within equity. Therefore, the notes are recorded at $21.4 million, net of a discount of $53.6 million as of the end of the quarter. Additionally, because the notes are no longer required to be settled in cash as of the beginning of fiscal 2009, the Company is no longer required to record the derivative liability associated with the conversion features at market value.

Net Capital Expenditures: Decreased by $1.6 million to $1.5 million for the first three months of 2009 from $3.1 million for the comparable period in 2008, as a result of fewer store openings and decreased remodeling costs in 2009.

Cash Taxes: Decreased by $4.1 million to $0.5 million for the first quarter of 2009 from $4.6 million for the prior year comparable period, primarily due to lower Canadian tax payments.

Details of the Company’s financial performance for the first quarter of 2009 are available in the Quarterly Report on Form 10-Q for the period ended April 4, 2009.

CONFERENCE CALL

The Company will host a conference call on May 14, 2009, at 1:30 pm PDT (4:30 pm EDT) to discuss its financial results for the first quarter 2009.

•	To access the live conference call, participants may dial 877-681-3378 or 719-325-4799.

•	A simultaneous webcast will be available and can be accessed through the investors section of Eddie Bauer’s website at http://investors.eddiebauer.com/events.cfm.

•

Following the call, a recorded replay of the conference call may be accessed through the investors section of the Company’s website. In addition, a telephonic replay will be available through May 21, 2009 by dialing 888-203-1112 or 719-457-0820 and entering the code 4574768.

ABOUT EDDIE BAUER

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 371 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

SAFE HARBOR STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” qualifiers such as “preliminary”, and similar expressions. Forward-looking statements are not guarantees of future events, and the Company can provide no assurance that such statements will be realized. The Company can provide no assurance that events in the future will not negatively impact the Company’s liquidity through lender-imposed reserves or vendor demands for payment security, or require the Company to seek additional capital or further amendments to its financing arrangements or, if so required, that such capital will be on available on terms acceptable to the Company. Forward-looking statements contained in this press release are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including a continued downturn in the national and global economies; the ability to meet the covenants contained in the Company’s various credit facilities and to service the attendant debt load; changes in consumer confidence and consumer spending patterns; the Company’s inability to effectuate the proposed turnaround of Eddie Bauer as a premium quality brand and improve profitability of its retail and outlet stores, catalogs and website operations; the inability to source goods on terms and conditions acceptable to the Company; disruptions in the supply of inventory as a result of concerns about general economic conditions or specific concerns related to the Company; the inability to hire, retain and train key personnel; risks associated with legal and regulatory matters; risks associated with rising energy costs; the volatility of foreign exchange rates as they impact results of operations; risks associated with reliance on information technology; increased levels of merchandise returns not estimated by management; the inability to source requirements from current sourcing agents; disruption in back-end operations; the inability of the Company’s joint venture partner to operate the joint venture effectively; the inability to protect trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; the Company’s inability to use its federal net operating loss carryforwards, whether as a result of lack of future income from tax purposes or otherwise; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including the Company’s Annual Report on Form 10-K for the period ended January 3, 2009. The information contained in this release is as of May 14, 2009, and except as required by law, the Company undertakes no obligation to update any of these forward-looking statements.

—Tables Follow—

Contacts:

Investors and Media

Eddie Bauer Holdings, Inc.

Marv Toland, Chief Financial Officer

425-755-6310

EDDIE BAUER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands, except per share data)

	As of April 4, 2009	As of January 3, 2009
Cash and cash equivalents	$2,619	$60,425
Restricted cash	182	180
Accounts receivable, less allowances for doubtful accounts of $239 and $241, respectively	17,707	25,181
Inventories	138,988	136,423
Prepaid expenses	31,081	27,667

Total Current Assets	190,577	249,876
Property and equipment, net of accumulated depreciation of $116,406 and $109,452, respectively	156,861	163,498
Goodwill	43,174	43,174
Trademarks	105,110	105,065
Other intangible assets, net of accumulated amortization of $21,875 and $20,441, respectively	13,125	14,559
Other assets	16,377	20,748

Total Assets	$525,224	$596,920

Trade accounts payable	$30,081	$50,041
Bank overdraft	2,312	9,770
Accrued expenses	73,628	92,527
Deferred tax liabilities — current	8,267	6,408
Current liabilities to Spiegel Creditor Trust	182	180
Short-term borrowings	31,862	—
Current portion of long-term debt	—	14,693

Total Current Liabilities	146,332	173,619
Deferred rent obligations and unfavorable lease obligations, net	42,682	43,035
Deferred tax liabilities — noncurrent	32,868	34,707
Senior term loan, including “paid-in-kind” (PIK) loan, of $187,765 net of discount of $21,297 as of April 4, 2009 and $178,076 with no discount as of January 3, 2009	166,468	178,076
Convertible notes and embedded derivative liability as of January 3, 2009, net of discount of $53,583 and $17,284, respectively	21,417	59,418
Other long-term liabilities	16,415	12,617
Pension and other post-retirement benefit liabilities	22,725	22,638

Total Liabilities	448,907	524,110
Commitments and Contingencies
Common stock:
$0.01 par value, 100 million shares authorized; 30,829,530 and 30,824,275 shares issued and outstanding as of April 4, 2009 and January 3, 2009, respectively	308	308
Treasury stock, at cost	(157)	(157)
Additional paid-in capital	632,058	593,621
Accumulated deficit	(546,749)	(502,288)
Accumulated other comprehensive loss, net of taxes of $0 and $0, respectively	(9,143)	(18,674)

Total Stockholders’ Equity	76,317	72,810

Total Liabilities and Stockholders’ Equity	$525,224	$596,920

EDDIE BAUER HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

($ in thousands)

	Three Months Ended April 4, 2009	Three Months Ended March 29, 2008
Net sales and other revenues	$179,776	$213,244
Costs of sales, including buying and occupancy	127,512	143,524
Selling, general and administrative expenses	80,477	95,131

Total operating expenses	207,989	238,655
Operating loss	(28,213)	(25,411)
Interest expense	(5,045)	(5,474)
Other income (expense), net	(10,216)	4,222
Equity in losses of foreign joint ventures	(1,697)	(4,340)

Loss before income tax benefit	(45,171)	(31,003)
Income tax benefit	(710)	(11,704)

Net loss	$(44,461)	$(19,299)

EDDIE BAUER HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

($ in thousands)

	Three Months Ended April 4, 2009	Three Months Ended March 29, 2008
Loss before income tax benefit	$(45,171)	$(31,003)
Interest expense	5,045	5,474
Depreciation and amortization	9,159	10,446

EBITDA	(30,967)	(15,083)
Severance charges	1,225	2,500
Gain on extinguishment of debt	(24)	—
Loss on ineffective cash flow hedge	10,252	—
Impairment of foreign joint venture	—	3,922
Fair value adjustment of convertible note embedded derivative liability	—	(3,875)

EBITDA, excluding non-recurring and non-operational items	$(19,514)	$(12,536)